News Release

For Immediate Release:	For More Information,
September 22, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports the Early Termination

of All FDIC Loss Share Agreements

Southern Pines, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports that First Bank has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) that terminates all loss share agreements between First Bank and the FDIC. The loss share agreements were related to two failed bank acquisitions from 2009 and 2011.

Under the terms of the agreement, First Bank paid $2.0 million to the FDIC and all rights and obligations related to payments under the agreements were terminated. Accordingly, all future losses and recoveries associated with the failed bank assets will be borne solely by First Bank. As a result of the settlement, First Bancorp expects to record a pretax expense of approximately $5.7 million this quarter, which primarily relates to the write-off of the remaining indemnification asset associated with the agreements. The Company expects there to be a positive impact on future earnings as a result of the elimination of FDIC Indemnification Asset Expense that had previously been recorded in most recent financial quarters.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $3.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches in North Carolina and South Carolina. First Bank has loan production offices in the North Carolina cities of Greensboro, Greenville, and Raleigh. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.